UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):         November 17, 2010

SUN HEALTHCARE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12040	13-4230695
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18831 Von Karman, Suite 400 Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (949) 255-7100

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Material Compensatory Plans, Contracts or Arrangements with Executive Officers

At a meeting on November 17, 2010, the Compensation Committee of the Board of Directors of Sun Healthcare Group, Inc., formerly known as SHG Services, Inc. (the “Company”), approved an employment agreement between the Company and William A. Mathies, Chairman of the Board and Chief Executive Officer of the Company.  The employment agreement provides for an initial annual base salary to Mr. Mathies of $725,000 that is subject to annual merit increases and an annual incentive bonus pursuant to the Company’s Executive Bonus Plan.  The employment agreement also provides that Mr. Mathies is entitled to participate in the Company’s usual benefit programs for its senior executives, to accrue paid time off in accordance with the Company’s policy for senior executive officers and to be reimbursed for his business expenses.

In the event that Mr. Mathies’ employment is terminated by the Company without “good cause” or by Mr. Mathies for “good reason” (as those terms are defined in the employment agreement), Mr. Mathies will be entitled to a lump sum cash severance payment equal to his annual base salary then in effect multiplied by a severance multiplier of 2.25, any accrued and unpaid bonus for any prior fiscal year and a prorated bonus payment for the year in which the termination occurs.  Mr. Mathies and his family members will also be entitled to continued coverage under the Company’s health plans or, at Mr. Mathies’ option, a monthly cash payment equal to the applicable COBRA premium for such continued coverage, in each case for up to 18 months following the date of termination (or 24 months in the event of such a termination on or within two years following a change in control of the Company).  In the event Mr. Mathies’ employment is terminated by the Company without good cause or by Mr. Mathies for good reason on or within two years following a change in control of the Company, Mr. Mathies’ will be entitled to a lump sum cash severance payment equal to his annual base salary plus his target bonus for the current year multiplied by a severance multiplier of two, any accrued and unpaid bonus for any prior fiscal year and a prorated bonus payment for the year in which the termination occurs (which would be calculated assuming the Company achieves 100% of the financial performance target(s) applicable to the bonus for such fiscal year).  Mr. Mathies’ right to receive severance payments pursuant to the employment agreement is conditioned upon his execution and delivery of (and not revoking) a general release in favor of the Company.  In addition, if any payments under the employment agreement trigger excise tax imposed by Section 4999 of the Internal Revenue Code, payments to Mr. Mathies will be reduced as provided in the agreement to a level that does not trigger the excise tax if the total after tax-benefit of such reduction exceeds the total after tax-benefit if such reduction is not made.

The employment agreement includes an agreement by Mr. Mathies that he will not disclose any confidential information of the Company at any time during or after employment. In addition, Mr. Mathies has agreed that, for a period of two years following a termination of employment with the Company, he will not solicit the Company’s employees or customers or materially interfere with any of the Company’s business relationships.

The term of the employment agreement will end on November 15, 2013 and will automatically extend for additional one-year terms thereafter; provided, however, that if either party provides 60 days notice prior to the anniversary of the effective date of the agreement, the agreement will terminate on the anniversary of the effective date occurring in the second year following the year in which such notice was provided.  Unless earlier terminated, the employment agreement will in all events expire on November 15, 2020.

The employment agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by this reference. This description of the material terms of the employment agreement is qualified in its entirety by reference to such exhibit.

Item 9.01.                      Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, entered into on November 18, 2010 and effective as of November 15, 2010, by and between William A. Mathies and Sun Healthcare Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HEALTHCARE GROUP, INC.

/s/ Mike Berg
Name: Mike Berg
Title: Secretary

Dated:  November 23, 2010

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement, entered into as of November 18, 2010 and effective as of November 15, 2010, by and between William A. Mathies and Sun Healthcare Group, Inc.